Exhibit 5.1

                                         Arent Fox Kintner Plotkin & Kahn, PLLC
                                         1675 Broadway
                                         New York, New York  10019
                                         Phone: 212/484-3900
                                         Fax: 212/484/3990
                                         www.arentfox.com

                                December 29, 2003

Mikron Infrared, Inc.
16 Thornton Road
Oakland, New Jersey  07436

      Re: Registration of up to 340,000 shares of common stock, $.003 par value for resale by three selling shareholders pursuant to the Securities Act of 1933, as amended

Gentlemen:

      We have acted as counsel to Mikron Infrared, Inc. a New Jersey corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form SB-2 and Amendment No.1 thereto (collectively, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration for resale, by the selling stockholders named therein, of up to 340,000 shares of the Company's common stock, par value $0.003 per share (the "Shares").

      We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

      We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares, and have confirmed (among other things) the Company's receipt of consideration upon the original issuance and sale of the Shares. Based on the foregoing and assuming the due execution and delivery of certificates representing the Shares, we are of the opinion that, the Shares are currently outstanding, have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the federal laws of the United States of America and the Business Corporation Law of the State of New Jersey. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any


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Mikron Infrared, Inc.
December 29, 2003
Page 2


jurisdiction.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                   Very truly yours,


                                   /s/ Arent Fox Kintner Plotkin & Kahn, PLLC